In regard to the Interfund Lending program, I certify that the Advisers on behalf of the Funds have implemented procedures reasonably designed to achieve compliance with the SEC Exemptive Order and Board approved procedures which includes the following objectives: (a) that the Interfund Loan Rate will be higher than the Repo Rate, but lower than the Bank Loan Rate; (b) compliance with the collateral requirements as set forth in the Application; (c) compliance with the percentage limitations on interfund borrowing and lending; (d) allocation of interfund borrowing and lending demand in an equitable manner and in accordance with procedures established by the Board; and (e) that the Interfund Loan Rate does not exceed the interest rate on any third-party borrowings of a borrowing John Hancock Fund at the time of the Interfund Loan.

/s/ Frank Knox                                                                                                                  8-11-16

Frank Knox                                                                                                                          Date

Chief Compliance Officer

John Hancock Group of Funds